EXHIBIT 2
                                                               Sub-Item 77Q2


                     DREYFUS HIGH YIELD STRATEGIES FUND


           SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under  Section  16(a) of the Securities Exchange Act of  1934,  as  amended,
Section 30(h) of the Investment Company Act of 1940, as amended (the "1940 Act"), and Securities and Exchange Commission ("SEC") regulations thereunder, the Fund's officers and Trustees, persons owning more than 10% of the Fund's shares of beneficial interest, and certain additional persons outlined in Section 30(h) of the 1940 Act are required to report their transactions in the Fund's shares to the SEC, the New York Stock Exchange and the Fund. Based solely on the Fund's review of the copies of such reports received by it, the Fund believes that, during the fiscal year ended March 31, 2003, all filing requirements applicable to such persons were complied with except the following:

  1. Keith K. Chan, who became a portfolio manager of the Fund on April 25, 2002, did not report on a timely basis in a Form 3 filing that he had no beneficial interest in the Fund as of the date he was appointed a portfolio manager;
2. Samuel J. Weinstock, who became a portfolio manager of the Fund on December 1, 2001, did not report on a timely basis in a Form 3 filing that he had no beneficial interest in the Fund as of the date he was appointed a portfolio manager;
3.   Kenneth D. Smalley, who became a portfolio manager of the Fund on July
26, 2001, did not report on a timely basis in a Form 3 filing that he had no beneficial interest in the Fund as the date he was appointed a portfolio manager. Mr. Smalley then engaged in one transaction where he purchased shares of beneficial interest of the Fund that was not reported on a timely basis in a Form 4 filing;
4. Gerald E. Thunelius, Executive Vice President and portfolio manager of the Fund, engaged in one transaction where he purchased shares of beneficial interest of the Fund that was not reported on a timely basis in a Form 4 filing;
5. Michael G. Millard, President and Director of The Dreyfus Corporation, investment adviser of the Fund, engaged in one transaction where he purchased shares of beneficial interest of the Fund that was not reported on a timely basis in a Form 4 filing;
6.   Stephen R. Byers, Senior Vice President of the Fund and Chief
Investment Officer and Director of The Dreyfus Corporation, investment adviser of the Fund, engaged in one transaction where he purchased shares of beneficial interest of the Fund that was not reported on a timely basis in a Form 4 filing.

Each of the described failures to file were subsequently reported on the appropriate Form during the fiscal year ended March 31, 2003.